WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)

                                                                        NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                          --------------------------------------------  -----------------

                             1995     1996     1997     1998     1999     1999     2000
                          --------  -------  -------  -------  -------  -------  --------
Fixed Charges:
 Interest cost            $ 77,237  103,338  136,929  145,579  129,282   97,727   93,910
 One-third rent
  expense                    5,976    6,906    7,535    8,075    8,076    5,932    6,505
                          --------  -------  -------  -------  -------  -------  -------

Total Fixed Charges         83,213  110,244  144,464  153,654  137,358  103,659  100,415
                          --------  -------  -------  -------  -------  -------  -------

Add (Deduct):
 Earnings before
  income taxes             823,804  306,086  111,263  132,783  413,275  282,986  395,316
 Interest capitalized       (6,187) (10,534) (19,939) (13,589)  (3,998)  (2,290)  (3,365)
                          --------  -------  -------  -------  -------  -------  -------

Earnings for
 Fixed Charges            $900,830  405,796  235,788  272,848  546,635  384,355  492,366
                          ========  =======  =======  =======  =======  =======  =======
Ratio of Earnings to
    Fixed Charges            10.83     3.68     1.63     1.78     3.98     3.71     4.90
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